True Drinks’ CEO Update to Shareholders

IRVINE, CA-- (Marketwire – December 5, 2014) – True Drinks, Inc. (OTC BB: TRUU).

Dear Shareholders,

I wanted to take the time to share with each of you some significant progress that we have made during the fourth quarter. In November, we completed our largest month, topping $1 million in sales for the first time. Our ability to create demand in new markets through our new Direct Store Distributor (DSD) partners has resulted in incremental distribution, including over 1,000 new retail locations in New York City, and we are adding new DSD partners in the Midwest in December.  Additionally, our sales at Walmart have been steadily increasing over the last eight weeks with both units and store count trending up.

In November, we shipped over 185,000 cases to 612 Sam’s Club locations. This weekend, we are participating in a product demo program in all clubs nationwide resulting in exposure for AquaBall to Sam’s Club members during the peak holiday season. In addition, AquaBall is participating in their digital coupon program which is distributed to over 8 million business members.

Over the past two weeks, we have experienced a drop in our stock price. We recognize that there is considerable volatility in the small- to micro-cap market today, however, we remain focused on the continued development of AquaBallTM Naturally Flavored Water and meeting internal objectives. We continue to remain optimistic and look forward to achieving key milestones in 2015.

We recognize and appreciate our shareholders’ ongoing support as we finish out 2014. The coming year will be pivotal in the evolution of True Drinks, and we are working hard to build long-term sustainable growth and to maximize shareholder value.

Lance Leonard

Director and Chief Executive Officer

About True Drinks, Inc.

True Drinks provides a healthy alternative for kids to drink.  Their AquaBallTM is a naturally flavored, vitamin-enhanced, zero-calorie, dye-free, sugar-free alternative to juice and soda. AquaBallTM is currently available in four flavors: orange, grape, fruit punch and berry.  Their target consumers are kids, young adults, and their guardians, who are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste.  For more information, please visit www.theaquaball.com and www.truedrinks.com.  Proudly made in the USA.

FORWARD-LOOKING STATEMENTS Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors"

in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:

Investor Relations

True Drinks, Inc.

18552 MacArthur Blvd., Ste. 325

Irvine, CA 92612

ir@truedrinks.com

949-203-3500